Exhibit 99.2
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG CORP. ANNOUNCES THAT STEVEN I. GERINGER SUCCEEDS
THOMAS G. CIGARRAN AS CHAIRMAN OF THE BOARD OF DIRECTORS
NASHVILLE, Tenn. (July 23, 2009) — AmSurg Corp. (Nasdaq: AMSG) today announced Steven I. Geringer, who has been an AmSurg director since 1997, has succeeded Thomas G. Cigarran as Chairman of the Board of Directors. Mr. Cigarran will continue to serve as an AmSurg director, having served as Chairman since 1992 when the Company was founded.
     Mr. Geringer is the former President and Chief Executive Officer of PCS Health Systems, Inc., a pharmacy benefits manager and then a division of Eli Lilly & Company, which had acquired Clinical Pharmaceuticals, Inc., of which Mr. Geringer was a founder, Chairman and Chief Executive Officer. Previously, he held senior management positions in the hospital management and managed care industries. He currently serves on the Executive Board of Cressey & Company LP, a private investment firm focused on the healthcare industry, and as Chairman of the Board for Qualifacts Systems, Inc., which develops and delivers web-based enterprise software for the behavioral health and human services provider market, and CredenceHealth, Inc., a provider of software for real-time clinical information and core measures for hospitals and health plans.
     Christopher A. Holden, President and Chief Executive Officer of AmSurg, remarked, “We congratulate Steve Geringer on becoming AmSurg’s Chairman. We are confident of Steve’s capabilities and leadership and value the experience, insight and judgment that he has provided the Company since he joined our board as a director 12 years ago.
     “Speaking on behalf of all of AmSurg’s stakeholders, we also express our deep thanks to Tom Cigarran for his 17 years of outstanding service as our Chairman. Tom’s leadership, creativity and commitment to excellence will be forever part of the fabric of this organization. His influence as Chairman has played a significant role in shaping AmSurg into a market leader. We look forward to his continuing contributions to AmSurg as a director.”
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At June 30, 2009, AmSurg owned a majority interest in 193 continuing centers in operation and had two centers under development.
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